                                                                    EXHIBIT 12.2

Premier Financial Services, Inc.
Ratio of Earnings to Fixed Charges

                                                1995      1994      1993      1992      1991      3/96     3/95
                                               ======    ======    ======    ======    ======    =====    =====
Earnings
    Net Income before taxes                     8,942     8,120     5,591     6,335     4,921    2,344    1,838
    Interest on debt                            2,308     1,619     1,289     1,800     3,009      538      564
    Interest on deposits                       19,851    13,511    11,461    11,559    14,358    5,072    4,535
                                               ------    ------    ------    ------    ------    -----    -----
    Total                                      31,101    23,250    18,341    19,694    22,288    7,954    6,937
                                               ======    ======    ======    ======    ======    =====    =====

Fixed Charges and Preferred Stock Dividends
    Interest on Debt                            2,308     1,619     1,289     1,800     3,009      538      564
    Interest on deposits                       19,851    13,511    11,461    11,559    14,358    5,072    4,535
    Preferred stock dividends                   1,106     1,205       592                          277      277
                                               ------    ------    ------    ------    ------    -----    -----
    Total                                      23,265    16,335    13,342    13,359    17,367    5,887    5,376
                                               ======    ======    ======    ======    ======    =====    =====

Ratio of Earnings to Combined fixed charges
  and preferred stock dividends                  1.34      1.42      1.37      1.47      1.28     1.35     1.29
                                               ======    ======    ======    ======    ======    =====    =====